Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Conagra Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-227740 and 333‑219411) on Form S-3 and registration statements (Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-52330, 333-17549, 33-63061, 33-37293, 333-00997, 333-162180, 333-162137, 333-162136, and 333-199109) on Form S-8 of Conagra Brands, Inc. (the Company) of our report dated July 19, 2019, with respect to the consolidated balance sheets of Conagra Brands, Inc. as of May 26, 2019 and May 27, 2018, the related consolidated statements of operations, comprehensive income, common stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended May 26, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of May 26, 2019, which report appears in the annual report on Form 10‑K of Conagra Brands, Inc. for the fiscal year ended May 26, 2019.

Our report dated July 19, 2019, contains an explanatory paragraph that states that the Company acquired Pinnacle Foods Inc. (Pinnacle) during fiscal 2019 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of May 26, 2019, Pinnacle’s internal control over financial reporting associated with $12.06 billion of total assets and total net sales of $1.73 billion included in the consolidated financial statements of the Company as of and for the year ended May 26, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Pinnacle.

/s/ KPMG LLP

Omaha, Nebraska
July 19, 2019